                                                                      EXHIBIT 11

                           MARKWEST HYDROCARBON, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                          (000S, EXCEPT PER SHARE DATA)


                                                                                    FOR THE YEAR ENDED
                                                                                     DECEMBER 31, 1999
                                                                                 ------------------------
Net income                                                                             $      2,823

Weighted average number of outstanding shares of
     common stock                                                                             8,475


Basic earnings per share                                                               $       0.33
                                                                                       ============


Net income                                                                             $      2,823

Weighted average number of outstanding shares of
     common stock                                                                             8,475

Dilutive stock options                                                                            6

                                                                                       ------------

                                                                                              8,481

Earnings per share assuming dilution                                                   $       0.33
                                                                                       ============